Exhibit 10.35

One-Time Retentive Cash Award Statement

[NAME]
[TITLE]

Dear [NAME],

In recognition of your hard work and dedication and in anticipation of your future contributions to Roivant and the Vants, we are pleased to provide you with the following long-term cash incentive award (“Cash Award”).

Total Award:	$[X]

Cash Award Payment Dates[1] [2]

To be paid prior to [Date]	$ [50%]
To be paid on September 20, 2024	$ [25%]
To be paid on September 19, 2025	$ [25%]

I would like to take this opportunity to thank you for your valuable contributions and sheer force of will. Your efforts truly made this a remarkable year at Roivant.

Best regards,

1 Your Cash Award will vest and become payable to you in accordance with the payment schedule outlined in this document, in each case subject to your continued full-time employment in good standing (including, without limitation, good performance and adherence to company policies) with Roivant Sciences Inc. (“RSI”) or one of its affiliates through the applicable payment date, such good standing determination to be made by RSI in its sole discretion. Any portion of the Cash Award that becomes vested will be paid in a cash lump sum (less applicable tax withholdings and other deductions) in accordance with the payment schedule outlined in this document.
2 In the event your employment is terminated by RSI or its applicable affiliate without Cause or due to your death or Disability at any time prior to any of the Cash Award Payment Dates, then, subject to your execution and non-revocation of a general waiver and release of claims (in a form to be provided to you) that becomes irrevocable within 60 days of your termination date, any remaining portion of your Cash Award will become fully vested and paid to you in a cash lump sum (less applicable tax withholdings and other deductions) within sixty (60) following your termination date. “Cause” will have the meaning set forth in your Executive Employment Agreement with RSI, dated as of May 14, 2021 (as amended from time to time, your “Employment Agreement”).  “Disability” will have the same meaning set forth in your Employment Agreement, provided that the existence of a Disability shall be determined by the Compensation Committee of the Board of Directors of Roivant Sciences Ltd. in its sole and absolute discretion.